Exhibit 10.2
WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
COMPENSATION POLICY AND SHARE OWNERSHIP GUIDELINES
FOR NON-EMPLOYEE DIRECTORS
(Adopted July 2013, as amended May 2017)
The Board of Directors of Willis Towers Watson Public Limited Company, a company organized under the laws of Ireland, has deemed it advisable and in the best interests of the Company to formalize the current Non-Employee Director compensation package and share ownership guidelines through the adoption of this Compensation and Ownership Policy (the “Policy”).

1.	Definitions.

a.	“Non-Employee Director.” For purposes of this Policy, “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates.

b.
“Term of Service” or “Term” with Respect to Non-Employee Directors. For purposes of this Policy, “term of service” or “term” with respect to a Non-Employee Director means the period of time from his or her annual election at the Annual General Meeting of Shareholders (AGM) until the next AGM.

c.
“Term of Service” or “Term” with Respect to Chairman of the Board and Committee Chairs. For purposes of this Policy, “term of service” or “term” with respect to the Chairman of the Board and/or a Committee Chair shall commence on his or her appointment by the Board to such position and end on the date of reappointment if the Non-Employee Director is reappointed.

2.	Term Cash Fees (retroactive to April 1, 2017)

a.	Non-Employee Director Fees. For each term of service as a Non-Employee Director, a cash fee of $125,000 shall be paid to each Non-Employee Director.

b.	Chairman/Committee Premium Fees. The additional fees set forth below shall be paid to a Non-Employee Director for each term of service that he or she serves in the following capacity:

i.	Chairman of the Board:	$100,000
	provided, however, that the Chairman may elect to receive such fee 100% in equity on the same terms and conditions as the equity granted under Section 3 below.

ii.	Chairman of the Audit & Risk Committee:	$10,000

iii.	Chairman of the Compensation Committee:	$7,500

iv.	Chairman of the Corporate Governance & Nominating Committee:	$7,000

v.	Member of the Audit & Risk Committee:	$15,000

vi.	Member of the Compensation Committee:	$12,500

vii.	Member of the Corporate Governance & Nominating Committee:	$8,000

c.
If the Chairman elects to receive his/her fee for the upcoming term set forth under Section 2(b)(i) 100% in equity, such election shall be made in writing and sent to the Company Secretary, substantially in the form attached as Exhibit A. The election must be made during an “open window” (as defined by the Company’s Insider Trading Policy), when the Chairman does not possess any material non-public information, and by December 31st of the calendar year immediately preceding the calendar year during which any portion of the cash fees were scheduled to be paid. If no election is made by the Chairman, he or she will receive the $100,000 fee in cash.

d.
Vesting; Accelerated Vesting. Cash fees shall vest and be payable in four equal quarterly installments at the end of each calendar quarter; provided, however, if any Non-Employee Director is appointed, in accordance with applicable law and the Company’s memorandum and articles of association and other corporate governance documents, to fill a vacancy after an AGM or if the Chairman of the Board, Chairman of a Committee or Member of the Board Audit and Risk Committee is appointed in the middle of a term, then, in the discretion of the Compensation Committee, such director may be entitled to a prorated portion of the cash fees based on the portion of a calendar quarter during which the Non-Employee Director served in the relevant position. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve through one or more quarterly vesting dates due to death, disability, removal, resignation or retirement, the Compensation Committee shall have the discretion to accelerate the vesting of all or a portion of the cash fees as of the date of such cessation of service. Otherwise, the unvested cash fees in respect of the remainder of the relevant term shall be forfeited.

e.	Multiple Roles. If a Non-Employee Director serves in more than one of the roles noted in Section 2(b), he or she shall be entitled to receive compensation for each role.

3.	Annual Equity Grant.

a.
Non-Employee Directors. Each Non-Employee Director who is elected at the Company’s AGM shall, in addition to the cash fees referred to in Section 2, be granted a time-based equity award covering a number of ordinary shares having an approximate aggregate value of $150,000, provided, however, that if any Non-Employee Director is appointed, in accordance with applicable law and the Company’s memorandum and articles of association and other corporate governance documents, to fill a vacancy after an AGM, then in the discretion of the Compensation Committee, such director shall be entitled to receive a prorated equity award on such terms and conditions, including a grant date, approved by the Compensation Committee. The equity award shall be calculated based on the closing price of the Company’s ordinary shares on the date of the grant as reported on NASDAQ and rounded down to the nearest whole ordinary share. The terms of the equity grant shall be as set forth in this Section 3.

b.
Chairman of the Board. In addition to the equity award set forth in Section 3(a), in consideration for the services performed in his capacity as the Chairman of the Board, the Chairman shall be granted, at the same time and on the same terms and conditions as the equity granted under Section 3(a) above, an equity award covering a number of ordinary shares having an approximate aggregate value of $100,000, provided, however, that if any Chairman is appointed in the middle of the term, then, in the discretion of the Compensation Committee, such director may be entitled to receive a prorated equity award on such terms and conditions, including a grant date, approved by the Compensation Committee.

c.
Form of Equity Award. The equity award shall be made in the form of restricted share units (RSUs), provided, however, that it may be made in the form of time-based options upon notification by management to the Compensation Committee of the lack of RSU availability under the 2012 Plan (defined below).

d.
Grant Date. The equity granted pursuant to Sections 3(a) and 3(b) shall be granted on March 3rd, May 13th, August 13th, November 13th, or December 1st (or if the applicable grant date is not a trading day, the next trading day) on the date most closely following the AGM.

e.
Vesting; Accelerated Vesting. The equity granted under this Section 3 shall vest 100% in full on the one-year anniversary date of the grant date, provided, however, that equity granted by the Compensation Committee to a Non-Employee Director appointed to the Company after an AGM or to a Chairman appointed in the middle of the term, may vest at such time as determined by the Compensation Committee as long as that Non-Employee Director or Chairman of the Board continues to serve in such capacity through the vesting date. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve through the vesting date due to death, disability, removal, resignation or retirement, the Compensation Committee shall have the discretion to accelerate the vesting of the equity as of the date of such Non-Employee Director’s cessation of service. Otherwise, such equity shall be forfeited.

f.
Change in Control. The Compensation Committee shall have the discretion to accelerate the vesting of the equity granted under this Section 3 or take other steps specified in the 2012 Plan in the event of a change of control (as defined in the 2012 Plan).

g.	Dividend Equivalents. There will be no dividend equivalents on the RSUs granted under Section 3.

h.
The Plan. The equity granted under this Policy shall be made in accordance with the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan or any successor plan thereto (the “2012 Plan”). All applicable terms of the 2012 Plan apply to this Policy as if fully set forth herein except to the extent such other provisions are inconsistent with this Policy, and all grants of equity hereby are subject in all respect to the terms of the 2012 Plan.

i.
Nominal Value. The ordinary shares to be issued upon vesting of the equity granted under this Section 3 must be fully paid up in accordance with the requirements of applicable law and the Company’s memorandum and articles of association and other corporate governance documents by payment of the nominal value per ordinary share. The Compensation Committee shall ensure that payment of the nominal value for any such ordinary shares is received by the Company on behalf of the Non-Employee Director in accordance with the foregoing requirements.

j.
Written Grant Agreement. The award of equity under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form duly executed by an executive officer of the Company, provided, however, that to the extent that the terms of this Policy are inconsistent with any such written agreement, the terms of this Policy shall prevail.

4.	Share Ownership Guidelines

a.
Non-Employee Directors are required to accumulate shares at least equal to five times the annual cash retainer (i.e., $625,000), valued based on the average daily share price over the last 30 business days of the Company’s fiscal year. Each Non-Employee Director has eight years from the date of appointment to the legacy Willis Group Holdings Public Limited Company Board, the legacy Towers Watson & Co. Board or the Willis Towers Watson Public Limited Company Board, as applicable, to achieve compliance with such share ownership requirements. Until the ownership level is reached, Non-Employee Directors should not sell shares in excess of the amount needed to pay applicable taxes associated with the equity granted. Once a Non-

Employee Director accumulates sufficient shares to meet the $625,000 requirement, he/she is not required to retain shares above the threshold. If as a result of a share price decline subsequent to a Non-Employee Director meeting the ownership requirements the Non-Employee Director does not satisfy the requirements as of the Company’s fiscal year-end, he/she is not required to “buy up” to a new number of shares needed to meet the ownership requirements. However, he/she is required to retain the number of shares that originally were acquired to reach the share ownership threshold until such time as he/she is once again above the threshold.

b.	In case of financial hardship, the ownership requirements may be waived until the hardship no longer applies or such appropriate time as the Compensation Committee shall determine.

c.
Ordinary shares, deferred shares, share equivalents, restricted share units and restricted shares all count toward satisfying the requirements. Stock options do not count toward satisfying the requirements.

d.
Directors are required to hold the number of shares needed to meet the ownership requirements until six months after directors leave Board service (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). In the event a director has not acquired this threshold of Shares, he or she shall be prohibited from transferring any shares (other than to satisfy any tax obligations on the vesting/distribution of existing equity awards).

e.	Directors are permitted to sell or otherwise transfer any shares in excess of the ownership requirement subject to compliance with the Company’s Insider Trading Policy.

5.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Compensation Committee in the future at its sole discretion subject to compliance with applicable law and the Company’s memorandum and articles of association and other corporate governance documents, provided, however, that any amendment or modification to Sections 2(a), 2(b), 3(a), 3(b) and 4 shall require full Board approval. No Non-Employee Director shall have any rights under any equity granted under this Policy unless and until the equity is actually granted. Without limiting the generality of the foregoing, the Compensation Committee and the Board hereby expressly reserve the authority to terminate this Policy during any year.

6.	Effectiveness. This Policy shall become effective upon adoption by the Board.

Exhibit A

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
CHAIRMAN OF THE BOARD
FEE ELECTION

Willis Towers Watson Public Limited Company
200 Liberty Street, 7th Floor
New York, New York 10281
Attention: Ms. Nicole Napolitano
Company Secretary and General Counsel, Corporate Governance

Dear Ms. Napolitano:
Please be advised that I hereby elect to receive my annual cash fees payable under Section 2(b) of the Willis Towers Watson Public Limited Company Compensation Policy and Share Ownership Guidelines for Non-Employee Directors (the “Policy”) for service as Chairman of the Board for the upcoming term, 100% in equity. I understand that my election is irrevocable and is subject to the provisions of the Policy.
Sincerely,
[Signature to be included]
_________________________
Name of Chairman of the Board
[Date to be included]

cc: General Counsel